UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2010

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into A Material Definitive Agreement.

As described in Item 2.03 below, on December 13, 2010, Tim Hortons Inc. (the “Corporation”) entered into a senior revolving credit facility by and among the Corporation, The TDL Group Corp. (“TDL” and, collectively with the Corporation, the “Borrowers”), and certain lenders and agents named therein (the “Credit Facility”).

The information provided in Item 2.03 of this Form 8-K is incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

On December 13, 2010, the Corporation terminated its Amended and Restated Credit Agreement, dated as of September 28, 2009, among the Corporation, TDL, Tim Hortons USA Inc., and certain lenders and agents named therein (the “Prior Credit Facility”), which was due to mature in February 2011.

The Credit Facility described below in Item 2.03 replaces the Prior Credit Facility. The Corporation had previously repaid the $300 million in term debt obligations under the Prior Credit Facility and had not drawn on the two revolving credit facilities that were in place under the Prior Credit Facility, except for certain letters of credit insignificant in amount. The Corporation incurred no prepayment premiums or penalties in connection with the repayment of amounts outstanding under, or termination of, the Prior Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 13, 2010, the Corporation and TDL entered into the Credit Facility, which is due to mature on December 13, 2014. All dollar amounts set forth herein are in Canadian dollars.

The Credit Facility provides for up to $250 million in revolving credit available at the request of either of the Borrowers from nine lenders comprising the lending syndicate, in proportion to their respective commitments. Advances may be made in Canadian dollars (prime rate loans or bankers’ acceptances (or loans equivalent thereto)), U.S. dollars (base rate loans and LIBOR loans), or Euros (Euro loans), and letters of credit. The Borrowers have the right to request an increase in the commitments by an aggregate of up to $150 million, provided that no default has occurred and is continuing.

Advances under the Credit Facility bear interest at a variable rate per annum equal to Canadian prime rate for Canadian dollar advances, U.S. base rate or LIBOR for U.S. dollar advances, or adjusted LIBOR for Euro advances plus a margin in each case. The Corporation incurs commitment fees under the Credit Facility, whether drawn or undrawn. The fees vary according to the pricing grid set forth in the Credit Facility.

The Credit Facility is available for purposes of working capital, commercial paper back-up, permitted investments and acquisitions, payment of dividends or other distributions to the extent permitted under the Agreement, and other general corporate purposes of the Borrowers and their subsidiaries.

The Credit Facility contains various representations, warranties and covenants. Among other things, the covenants require the maintenance of two financial ratios—a consolidated maximum total debt to earnings before interest, taxes, depreciation and amortization ratio and a minimum fixed charge coverage ratio.

The Credit Facility includes a subsidiary guarantee structure substantially similar to that in place for the Corporation’s 4.20% senior unsecured notes, issued June 1, 2010 and reopened December 1, 2010. Under this structure, the Credit Facility will be initially guaranteed by TDL, subject to subsequent release and/or replacement under the terms of the Credit Facility. Obligations of TDL under the Credit Facility are guaranteed by the Corporation.

The Credit Facility provides that an event of default will occur upon: nonpayment of principal (or letter of credit disbursements) when due; nonpayment of interest, fees or other amounts where the same shall become due and payable and such failure shall continue unremedied for a period of more than three business days after the same shall have become due and payable; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of up to 30 days); cross-default to certain other indebtedness in an amount equal to or greater than $25 million (or the equivalent thereof in any other currency); bankruptcy events; certain pension events; material judgments; and change of control (defined by reference to a more than 50% threshold). During the time at which any event of default is continuing, lenders holding an aggregate of 50% of the amount having aggregate outstanding credit exposures plus unused commitments may require the Credit Facility commitments be terminated and/or declare that any loans outstanding become due and payable in whole or in part, in which case principal plus applicable interest and all other fees and obligations thereon will be due and payable by the Borrowers.

The loans under the Credit Facility may be prepaid and commitments may be reduced by the Borrowers in minimum amounts and subject to notice periods, as provided in the Credit Facility, except that bankers’ acceptances may not be prepaid, but may be defeased as set forth in the Credit Facility.

The information provided in this Item 2.03 is qualified in its entirety by reference to the full text of the Credit Facility contained in Exhibit 10.1, which is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Senior Revolving Facility Credit Agreement, dated as of December 13, 2010, between the Corporation, TDL, and certain lenders and agents named therein.

Exhibit 99.1	Safe Harbor Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: December 16, 2010	By:	/s/ JILL E. AEBKER
Jill E. Aebker
Deputy General Counsel and Secretary